CONSENT OF SHAUN CRISP

The undersigned hereby consents to the references to, and the information derived from, the report titled “Independent Technical Report on the Otjikoto Gold Project” dated March 31, 2010, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Shaun Crisp
Shaun Crisp, Pr.Sci.Nat.
December 21, 2015